Exhibit 10.3

Cema Benteng Advertising Promotion Entrustment Agreement

Advertising Promotion Entrustment Agreement

Client (Party A): Fujian Blue-Touch Technology Co., Ltd.

Agent (Party B): Fujian Cema Benteng Cultural Development Co., Ltd.

No. CMBT-BTKJ-202193

Cema Benteng Advertising Promotion Entrustment Agreement

Through friendly negotiation, Party A and Party B have reached the following agreement (the “Agreement”) on advertising planning, designing, implementation and release and other matters entrusted by Party A to Party B in accordance with the relevant provisions of the General Provisions of the Civil Law of the People's Republic of China and the Contract Law of the People's Republic of China.

Article 1 Service Content

1.1 Party A entrusts Party B to provide the planning, designing and implementation services for the overall advertising and promotional activities for Party A's brand and products during the Agreement period.

1.2 The overall service content is as follows:

(1) Implementing the marketing strategies of Party A and its marketing planning personnel regarding branding and products;

(2) Providing suggestions on advertising, graphic designs, copywriting, public relations, marketing and promotions according to the plans recognized by both parties;

(3) Providing videos, scripts, DM leaflets and outdoor advertisement painting and installation services for the launch of Party A's brand and products; and

(4) Releasing advertisements according to the media and timing recognized by both parties.

1.3 In order to achieve effective communications between both parties and improve work efficiency, Party B is only responsible to Party A, and Party A needs to designate a special person to be responsible for cooperation and contact with Party B; at the same time, Party B shall establish a special working group to ensure the work quality.

1.4 Party A and Party B shall establish work procedures for confirmation, communication and feedback, and proceed in strict accordance with such procedures once established.

Cema Benteng Advertising Promotion Entrustment Agreement

a. Both parties agree to hold regular meetings when necessary to discuss future advertising programs. Party B shall closely follow Party A's product sales strategies, adjust and revise the advertising programs based on market situations, and complete the advertising work assigned by Party A while guaranteeing quality and quantity of such advertising work.

b. All advertising programs can become final only with the written consent of Party A. The advertisement programs can be released only with the consent of Party A.

c. Within the specified time, Party A shall appoint a special person to be responsible for reviewing the advertising programs submitted by Party B and confirming the advertising programs that meet the requirements of Party A.

1.5 Party B shall work according to the Chinese laws, decrees and relevant regulations as well as Party A's requirements and ensure the legality of the work, otherwise Party B shall bear all responsibilities arising therefrom.

1.6 Party A and Party B shall jointly formulate the work plans and determine the work stages and completion deadlines according to the sales situation and the communication strategies of Party A's marketing planning personnel.

Article 2 Agreement Term

The term of this Agreement is from January 1, 2022 to December 31, 2022. Before the expiration hereof, both parties shall review and assess Party B's services. If Party A agrees to renew the Agreement, it shall separately negotiate and sign a contract with Party B according to the business process, workload and personnel costs at that time. If Party A does not agree to renew the Agreement, this Agreement will be automatically terminated from the expiration date.

Article 3 Contract Price

3.1 Total Contract Price

The total service fee is RMB1,687,700. The service fee has included all costs for the completion of all of Party B's services specified in this Agreement (including all direct and indirect costs, advertising design costs, advertising production costs, third-party advertising placement costs and the costs of employing third-party personnel, including but not limited to administrative costs, salaries of third-party service personnel, on-site services, welfare, insurance, transportation, accommodation and communication costs).

Cema Benteng Advertising Promotion Entrustment Agreement

3.2 Payment Method

Payment shall be made on a quarterly basis. Party A shall pay Party B an amount not less than one-fourth of the total contract amount by the end of the first month of each quarter, until full payment is completed.

3.3 Collection Account

Bank of Deposit: China Construction Bank Fuzhou Chengbei Sub-branch

Account Name: Fujian Cema Benteng Cultural Development Co., Ltd.

3.4 Third-Party Expenses

3.4.1 If a third party is involved in the cooperation between both parties, Party B shall sign a separate contract with the third party, and all the third-party expenses and legal liabilities incurred shall be borne by Party B.

3.4.2 Party B shall undertake the obligation to review all the advertising products it has completed. All legal liabilities arising from the advertising content designed by Party B (including all the work described in the Agreement) and any property losses caused thereby to Party A or any third party will be borne by Party B.

3.4.3 With regard to advertising release matters, relevant third-party expenses have been included in the total contract price. Party B will not charge any additional service fee. After receiving the contract price, Party B shall entrust a professional agency to reserve advertising space and release the advertisement within the agreed-upon time.

3.4.4 Definition of the role of the third party: The third party covers all media, outdoor advertising production companies, printing companies, public relations activities companies, press release companies, freelance writers, freelance painters, exhibition production companies, signage production companies, spray painting companies, gift companies, network companies, electronic publication companies, feature companies, professional film and television advertising production companies, photographers or photographic companies, film production and proofing companies, picture rental companies, professional advertising agencies, etc.

Cema Benteng Advertising Promotion Entrustment Agreement

Article 4 Rights and Obligations of Both Parties

4.1 Rights and Obligations of Party A

4.1.1 Party A has the final veto right over Party B's advertising programs.

4.1.2 Party A has the right to propose amendments to the advertising programs submitted by Party B.

4.1.3 After Party A pays the service fee specified in this Agreement, the copyrights on Party B's work products shall belong to Party A, and Party B shall unconditionally provide Party A with electronic documents of its work products, and shall also provide electronic documents of the finished products for confirmation and release (the picture shall be a modifiable vector format file with the size of the finished product and 300 DPI of resolution).

4.1.4 Party A shall provide Party B with the necessary information as required for Party B’s service.

4.1.5 Party A shall review or approve the work products of Party B according to the work schedule agreed upon by both parties, so that Party B can revise or implement the advertising programs.

4.1.6 Party A shall pay the expenses to Party B on time according to the provisions of the Agreement.

4.2 Rights and Obligations of Party B

4.2.1 Party B has the right to sign the text of the final advertisement, provided that the signing method is approved by Party A.

4.2.2 Party B has the right to take back the programs not adopted by Party A and use it for other purposes.

Cema Benteng Advertising Promotion Entrustment Agreement

4.2.3 Party B shall arrange a service team for Party A, including senior personnel in advertising planning, customer service, creativity, etc. and provide all-round services, including image planning, product promotion, creative development, etc.

4.2.4 Party B shall form a project working group consisting of special personnel to formulate the working process, the personnel of such working group shall be approved by Party A, and after the approval of Party A, Party B shall not replace the personnel of the working group without the permission of Party A unless any member resigns. Otherwise, Party A has the right to impose necessary punishments. If in the process of Party B's work, Party A deems that Party B's personnel is incompetent, Party A has the right to propose replacement. Party B shall replace the personnel within 7 working days until Party A is satisfied; The service team is composed of a core service team, and does not include management, the media department, the production department and other supporting personnel.

4.2.5 Party B shall be responsible for the rationality and accuracy of the service provided by it. For all losses caused to Party A by Party B's delay or error, Party B shall be responsible for full compensation.

4.2.6 Party B shall prepare a work schedule for each advertising program and communicate with Party A for confirmation, and after confirmation, Party B shall carry out the work according to the schedule agreed upon by both parties.

4.2.7 After the advertising program is submitted by Party B to Party A and signed by the person in charge designated by Party A, the advertising program shall be deemed to have been completed. If Party A raises any objection to the advertising program, Party B shall modify the advertising program after receiving Party A's written opinion within the required time until Party A is satisfied.

4.2.8 Upon written approval by Party A, if Party A cancels any production after Party B has carried out the work, the reasonable costs or expenses incurred for the cancelled part may be recovered from Party A, provided that Party B must provide the amount and legal basis of relevant costs.

4.2.9 Party B shall not bribe Party A's staff in any form or by any means during the cooperation between both parties. Once any bribery is found, Party A has the right to terminate this Agreement unconditionally.

4.2.10 Party B undertakes not to infringe on others' copyrights and other intellectual property rights in the process of advertising production. In case of any infringement dispute caused by the involvement of others' intellectual property rights in the production process, Party B shall bear all corresponding legal responsibilities and consequences.

Cema Benteng Advertising Promotion Entrustment Agreement

Article 5 Rescission of the Agreement

5.1 Party A shall conduct a phased assessment of Party B's work. If Party B's work fails to meet Party A's requirements, Party A has the right to rescind the Agreement.

5.2 If this Agreement cannot be performed continuously or Party A's reputation and financial situation is seriously damaged because Party B's work infringes on others' copyrights, Party A has the right to rescind the Agreement.

5.3 If Party B breaches the confidentiality obligations in the Agreement, Party A has the right to rescind the Agreement.

5.4 If Party A maliciously delays paying Party B the service fee in this Agreement without justified reasons and still fails to fulfill the payment obligation after two written reminders from Party B, Party B has the right to rescind the Agreement.

5.5 If the Agreement is changed or rescinded, a written notice shall be sent to the other party, and the change or rescission of the Agreement shall take effect as of the date when the notice reaches the other party.

Article 6 Responsibilities of Both Parties

6.1 Once this Agreement takes effect, neither party may rescind the Agreement without cause, otherwise the party rescinding the Agreement without cause shall pay the other party 10% of the total contract amount as liquidated damages.

6.2 Except for force majeure, such as natural disasters and government mandates, Party B shall complete all work with quality and quantity guaranteed according to the work schedule approved by Party A or within the specified time, otherwise Party B shall be deemed to have breached this Agreement. For each day of delay, Party B shall pay 3‰ of Party A's service fee as liquidated damages per day. If Party B still cannot complete the work after more than 5 working days, Party A has the right to unilaterally terminate the performance of this Agreement and Party B shall pay 10% of the total contract price as liquidated damages.

Cema Benteng Advertising Promotion Entrustment Agreement

6.3 If Party A fails to provide the necessary information required for Party B’s service within the specified time, or fails to put forward clear modification opinions on Party B's advertising programs within the specified time, the time for Party B's completion of the work shall be extended accordingly.

6.4 Party A and Party B shall strictly comply with this Agreement, abide by the contract spirit and keep trade secrets strictly confidential, and shall not disclose any terms of this Agreement (including relevant production costs, design results, etc.) to any third party. Party B shall not disclose Party A's product planning to any third party. In case of such disclosure, Party A has the right to hold Party B legally liable, and Party B shall compensate Party A for all economic losses.

Article 7 Miscellaneous

7.1 This Agreement shall take effect on the date of signature and sealing by both parties.

7.2 For matters not covered in this Agreement, both parties may negotiate and sign a supplementary agreement based on the principle of friendliness and good faith, and the supplementary agreement has the same legal effect as this Agreement.

7.3 Any dispute arising during the term of this Agreement shall be settled by both parties through negotiation. If the negotiation fails, both parties shall choose to settle it in the following manner 1:

(1) Applying to Fuzhou Arbitration Commission for arbitration.

(2) Directly filing a lawsuit with the court in the place where the contract is performed.

7.5 This Agreement shall take effect after being signed and sealed by both parties, and is made in duplicate, with Party A holding one copy and Party B holding one copy, and both copies have the same legal effect.

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Cema Benteng Advertising Promotion Entrustment Agreement

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Party A: Fujian Blue-Touch Technology Co., Ltd.

Representative:

Signing Date:

Cema Benteng Advertising Promotion Entrustment Agreement

Party B: Fujian Cema Benteng Cultural Development Co., Ltd.

Representative:

Signing Date: December 13, 2021